Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of October   , 2016, is made by and among Transgenomic, Inc., a Delaware corporation (“Parent”), Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock (the shares owned beneficially or of record by Stockholder, the “Shares”) of Parent.

WHEREAS, Parent, New Haven Labs Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1.       Agreement to Vote Shares. Subject to the terms and conditions hereof, Stockholder agrees that, from and after the date hereof until the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, Stockholder shall:

(a)       appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)       vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares: (i) in favor of adoption and approval of the Parent Stockholder Matters and all other matters contemplated by the Merger Agreement as to which stockholders of Parent are called upon to vote as necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (ii) against any Acquisition Proposal; and

(c)       vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of the Parent or any Subsidiary (as defined in the Merger Agreement) of Parent, (ii) any sale, lease or transfer of all or substantially all of the assets of Parent or any Subsidiary of Parent, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent or any Subsidiary of Parent, (iv) any material change in the capitalization of Parent or any Subsidiary of Parent, or the corporate structure of Parent or any Subsidiary of Parent, except as contemplated by the Merger Agreement, or (v) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, or materially and adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

2.       Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise, (c) such time as there is a Parent Change of Recommendation, or (d) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.       Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the record date for determining Parent stockholders entitled to vote with respect to the Parent Shareholder Matters, whether by the exercise of any stock options or otherwise (collectively, “New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares hereunder.

4.       Agreement to Retain Shares.

(a)       From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (i) cause or permit the Transfer (as defined below) of any of the Shares of which Stockholder is the beneficial owner (A) unless each person (as defined in the Merger Agreement) to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have (1) executed a counterpart of this Agreement and (2) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement, (B) except by will or operation of law, in which case this Agreement shall bind the transferee, or (C) as contemplated by the Merger Agreement, (ii) grant any proxies or powers of attorney, other than consistently with the terms of Section 1 of this Agreement, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s material obligations under this Agreement.

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(b)       A person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

5.       Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

(a)       Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b)       this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Parent and the Company, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)       except as otherwise set forth on Schedule 1 attached hereto, as of the date hereof, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1 attached hereto, and will own any New Shares, free and clear of any liens, claims, security interests, pledges or other encumbrances or restrictions of any kind or nature whatsoever (“Liens”) except for any restrictions under applicable securities laws, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is or will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)       the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not: (i) violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject, except for such violations, conflicts, breaches, defaults, rights, Liens or other occurrences as would not materially impair the ability of Stockholder to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the actions contemplated hereby, or (ii) in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder;

(e)       the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

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(f)       as of the date hereof, there is no action pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; and

(g)       Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein, and such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

6.       Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if Stockholder is unable to perform his, her or its obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. Stockholder hereby revokes any proxy previously granted by Stockholder with respect to the Shares and/or the New Shares and represents that none of such previously granted proxies are irrevocable.

7.       Waiver of Appraisal Rights. Stockholder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement.

8.       No Solicitation. Stockholder, insofar as such Stockholder is acting in his, her or its capacity as a Stockholder, shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (b) engage or participate in, or facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby, (d) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to an Acquisition Proposal, (e) except by reason of this Agreement, become a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of an Acquisition Proposal, or (f) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its subsidiaries or affiliates (as defined in the Merger Agreement) to, nor shall it authorize any officer, director or representative of Stockholder, or any of its subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 8. Nothing in this Section 8 shall restrict any actions permitted under the Merger Agreement by any Stockholder in his, her or its capacity as an officer or director of Parent.

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9.       Stockholder Capacity. Stockholder is entering into this Agreement solely in its capacity as a record holder and/or beneficial owner of Shares and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Stockholder in any other manner or capacity, including in his, her or its capacity as an officer, director, employee, agent or representative of Parent.

10.       Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

11.       Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12.       Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

13.       Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to Parent or the Company, as the case may be, at the addresses set forth in Section 8.03 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

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14.       Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a final determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15.       Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

16.       No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

17.       No Waivers. No waivers of any breach of this Agreement extended by Parent or the Company to Stockholder shall be construed as a waiver of any rights or remedies of Parent or the Company, as applicable, with respect to any other stockholder of Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

18.       Governing Law; Jurisdiction and Venue.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

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(c)       Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 18 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in Section 18. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

19.       Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20.       No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Parent’s Certificate of Incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21.       Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

22.       Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

23.       Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” includes such agreement as it shall be amended or modified from time to time.

24.       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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